UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): March 25, 2026

JACK HENRY & ASSOCIATES, INC.
(Exact name of Registrant as specified in its Charter)

Delaware	0-14112	43-1128385
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

663 Highway 60, P.O. Box 807, Monett, MO 65708
(Address of Principal Executive Offices) (Zip Code)

417-235-6652
(Registrant’s telephone number, including area code)

Not Applicable
(Former name, former address and former fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a.-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Ticker symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value	JKHY	Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On March 25, 2026, Jack Henry & Associates, Inc. (the “Company”) entered into a $1.0 billion, five year, revolving, unsecured Credit Agreement among the Company, as Borrower, the lenders party thereto, U.S. Bank National Association, as Administrative Agent, LC Issuer and Swing Line Lender, and certain other financial institutions as co-syndication agents and joint lead arrangers and joint book runners (the “Credit Agreement”).

The Credit Agreement replaces the Company’s existing $600 million revolving, unsecured credit agreement dated August 31, 2022, among the Company, as the borrower, the lenders party thereto, U.S. Bank National Association, as Administrative Agent, LC Issuer and Swing Line Lender, and certain other financial institutions as co-syndication agents and joint lead arrangers and joint book runners (the “Prior Credit Agreement”), which had a maturity date of August 31, 2027. The Prior Credit Agreement was terminated simultaneously with the closing of the Credit Agreement. As of March 25, 2026, there was approximately $80 million outstanding under the Prior Credit Agreement, which was refinanced with a borrowing under the Credit Agreement. There were no early termination penalties owed by the Company in connection with the termination of the Prior Credit Agreement.

The Credit Agreement may be used to refinance existing indebtedness of the Company, for capital expenditures, to repurchase the Company’s equity interests and for general corporate purposes.

The Credit Agreement bears interest at a variable rate equal to, at the option of the Company, either (a) a rate based on adjusted Term SOFR or (b) an alternate base rate (the highest of (i) 0.00%, (ii) U.S. Bank’s prime rate, (iii) the Federal Funds Rate plus 0.50% and (iv) a one month adjusted Term SOFR rate plus 1.00%), plus an applicable percentage in each case determined based on the Company’s leverage ratio.

The Credit Agreement permits the Company to obtain, pursuant to the terms and subject to certain limitations set forth in the Credit Agreement, additional revolving credit commitments and/or term loan commitments.

The Credit Agreement contains customary affirmative and negative covenants that, among other things, limit the ability of the Company and its subsidiaries, without the approval of the lenders, to engage in certain mergers, consolidations, asset sales, investments and transactions with affiliates, or to incur liens or indebtedness in excess of stated amounts, all as set forth in the Credit Agreement. Financial covenants under the Credit Agreement require the Company to maintain a minimum ratio of Consolidated EBITDA (as defined in the Credit Agreement) to Consolidated Interest Expense (as defined in the Credit Agreement) of 3.50 to 1.00 and a maximum Net Leverage Ratio of 3.50 to 1.00 with a step-up to 4.00 to 1.00 for four consecutive quarters following an acquisition with a purchase price of at least $100 million.

The Credit Agreement also contains customary events of default, including nonpayment, non-compliance with affirmative or negative covenants, bankruptcy and change of control, which if they occur may cause all outstanding obligations under the Credit Agreement to be accelerated and become immediately due and payable.

The Credit Agreement contains customary representations and warranties of the Company. These representations and warranties have been made solely for the benefit of the lenders and such representations and warranties should not be relied on by any other person, including investors. In addition, such representations and warranties (i) have been qualified by disclosures made to the lenders in connection with the Credit Agreement, (ii) are subject to the materiality standards contained in the Credit Agreement which may differ from what may be viewed as material by investors and (iii) were made only as of the date of the Credit Agreement or such other date as is specified in the Credit Agreement.

The Credit Agreement is guaranteed by the Company’s wholly owned Material Domestic Subsidiaries (as defined in the Credit Agreement).

The description set forth above is qualified in its entirety by the Credit Agreement filed herewith as exhibit 10.82.

Item 1.02 Termination of a Material Definitive Agreement.

See the disclosures under Item 1.01 of this Current Report on Form 8-K, which are incorporated herein by reference.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

See the disclosures under Item 1.01 of this Current Report on Form 8-K, which are incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

Exhibits
Exhibit No.     Description

10.82    Credit Agreement, dated as of March 25, 2026 among Jack Henry & Associates, Inc., as Borrower, the affiliates of Borrower party thereto as Guarantors, the lenders parties thereto, and U.S. Bank National Association, as Administrative Agent*

104     Cover Page Interactive Data File (embedded within the Inline XBRL document)

____________________________________________________________________________________________
* Certain schedules and other attachments have been omitted. The Company undertakes to furnish the omitted schedules and attachments to the SEC upon request.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

JACK HENRY & ASSOCIATES, INC.
(Registrant)

Date:	March 26, 2026	/s/ Mimi L. Carsley
Mimi L. Carsley
Chief Financial Officer and Treasurer